Filed Pursuant to Rule 424(b)(3)
Registration No. 333-277090

Equitable Financial Life Insurance Company of America

Equitable Financial Life Insurance Company

Supplement dated July 17, 2024 to the Structured Capital Strategies® Income Prospectus dated May 1, 2024

This Supplement modifies certain information in the above-referenced prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company of America and Equitable Financial Life Insurance Company (the “Company”). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 877-899-3743.

The following hereby supplements the corresponding table in “Appendix: Segment Interim Value — Overview of the Purposes and Impacts of the Calculation — Performance Cap Rate limiting factor”:

Jurisdiction	Contracts with issue dates on or after this date will not use a Performance Cap Rate limiting factor in the Segment Interim Value calculation
New York	May 1, 2023
Alabama, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nevada, New Hampshire, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Vermont, Washington, West Virginia, Wisconsin, Wyoming	July 24, 2023
Alaska, California, Utah	September 25, 2023
Virginia	November 13, 2023
New Jersey	February 26, 2024
Nebraska	July 22, 2024

SCS Income/New Biz	Cat #800153 (7/24)
#863835